EXHIBIT 99.1


     Sylvan Learning Systems, Inc. Changes Name to Laureate Education Inc.,
          Symbolizing Commitment to World's Rapidly Growing Population
                          of Higher Education Students

    BALTIMORE--(BUSINESS WIRE)--May 17, 2004--

       Effective May 18, 2004 The Company's NASDAQ Ticker Symbol
                          Will Change To LAUR

    Highlights:

    -- Laureate Education, Inc. is the world leader in international higher education with total enrollment of over 130,000 students from around the world.

    -- Douglas Becker, Laureate Education, Inc. Chairman and Chief Executive Officer, to open The NASDAQ Stock Market today.

    -- Laureate Education, Inc. will continue to be based in Baltimore, Maryland.

    -- The Sylvan name will continue to exist as a K-12 Education brand that has been closely associated with Sylvan Learning Center for over 20 years. This brand will be used by the privately held Educate, Inc.

    --  New website is www.laureate-inc.com

    Laureate Education, Inc. (NASDAQ:SLVN) today unveiled its new name, which celebrates the achievements of students, alumni, and faculty of the world's most successful international network of campus-based and online universities.
    "The name LAUREATE reflects the highest aspirations and career goals of our students by symbolizing the success of those who have dedicated themselves to the benefit of mankind," stated Douglas Becker, Chairman and Chief Executive Officer of Laureate Education Inc.
    "The global demand for accredited university level education has been growing at an explosive rate. Over the past three years, Laureate Education, Inc. revenues from post secondary education have increased at a compounded annual growth rate of 69 percent and today we enroll more than 130,000 students, making Laureate Education, Inc., one of the largest providers of international higher education in the world," Becker said.
    In 2003, Laureate Education, Inc. reported full year revenues of $472.8 million, an increase of 41 percent over 2002. Operating income increased 135 percent to $33.6 million.
    Laureate Education, Inc. has created the only truly international network of campus-based and online universities whose goal is to expand access to higher education with programs that are relevant to the career and professional success of its students. Programs are designed to expand knowledge of multiple cultures and languages, while reinforcing local culture and practices. Laureate also offers students access to an increasing number of study abroad programs, as well as to curricula in which content is shared among network universities.
    On campus, Laureate offers over 100 undergraduate and graduate degree programs including business, health sciences, law, education engineering, information technology, communications, and architecture. Laureate's expanding network includes eight accredited universities and one technical/vocational institute - each with strong brand names and reputations for outstanding academic quality:

    --  Universidad del Valle de Mexico, Mexico

    --  Universidad Andres Bello, Chile

    --  Universidad de Las Americas, Chile and Ecuador

    --  Universidad Interamericana, Costa Rica and Panama

    --  Universidad Europea de Madrid, Spain

    --  Les Roches Hotel Management School, Switzerland, Spain and
        China

    --  Glion Institute of Higher Education, Switzerland

    --  Ecole Superieure de Commerce Exterieur, France

    --  AIEP (Technical /Vocational Institute), Chile

    Online, Laureate offers over 30 graduate and undergraduate programs including education, management, health and human services, engineering, information technology and psychology. Laureate's expanding online offerings for working adults include two accredited universities, and two distance-learning institutions that partner with accredited universities:

    --  Walden University

    --  National Technology University

    --  Canter, partner to accredited education colleges

    -- KIT eLearning, exclusive online partner to University of Liverpool

    In June 2003, Laureate (then Sylvan Learning Systems, Inc.) sold the Sylvan Learning Center and the Sylvan brand name to Educate, Inc., a newly formed company funded by Apollo Management. "Over the past year, we have been working on developing and testing a new brand name that will one day have the same appeal in the international higher education market that 'Sylvan' currently enjoys in the K-12 arena," said Becker. "'Laureate' is that name."
    Laureate Education, Inc. stock will begin trading under the NASDAQ ticker LAUR on May 18, 2004. Shareholders with Company certificates bearing the name "Sylvan Learning Systems" may continue to hold the certificates and will not be required to exchange them for new certificates or take any other action. The CUSIP number of the Company's common stock will change to 518613104.

    About Laureate Education, Inc.

    Laureate Education Inc. (NASDAQ:SLVN), formerly Sylvan Learning Systems, Inc., is focused exclusively on providing a superior university experience to over 130,000 students through the leading global network of accredited campus-based and online universities. Addressing the rapidly growing global demand for higher education, Laureate offers a broad range of career-oriented undergraduate and graduate programs through campus-based universities located in Latin America and Europe. Through online universities, Laureate offers the growing population of non-traditional, working-adult students the convenience and flexibility of distance learning to pursue undergraduate, master's and doctorate degree programs in major career fields including engineering, education, business, and healthcare.

    CONTACT: Laureate Education, Inc.
             Chris Symanoskie, 410-843-6394